UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	December 29, 2009

Fortress International Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51426	20-2027651
(Commission File Number)	(IRS Employer Identification No.)

7226 Lee DeForest Drive, Suite 203, Columbia, MD	21046
(Address of Principal Executive Offices)	(Zip Code)

(410) 423-7438
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

The information contained in Item 2.01 of this Current Report on Form 8-K with respect to the sale of substantially all of the assets of its wholly-owned subsidiary Rubicon contemplated by the Purchase Agreement (as such terms are defined below) is hereby incorporated by reference.

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On December 29, 2009 (the “Closing Date”), Fortress International Group, Inc. (the “Company”), its wholly-owned subsidiary, Rubicon Integration, LLC (“Rubicon”) and Rubicon Acquisition Company, LLC (“Purchaser”) completed the sale of substantially all of the assets of Rubicon to Purchaser as contemplated by the previously reported Asset Purchase Agreement, dated as of December 21, 2009 (the “Purchase Agreement”), by and between the Company, Rubicon and Purchaser (the “Closing”).

Pursuant and subject to the terms of the Purchase Agreement, the Company received from Purchaser an aggregate consideration of (i) $1,000,000 in cash, subject to a working capital adjustment to be determined within 60 days of the Closing, (ii) $235,714, by means of Purchaser’s assumption of the Company’s obligation for payment of an outstanding promissory note, dated May 22, 2009, (iii) $104,711 by means of Purchaser’s assumption of Rubicon’s obligation for payment of certain bonus payments earned by James Embley, William Pirrone and Eric Holzworth pursuant to their respective employment agreements, (iv) a promissory note issued by Purchaser to Rubicon in the amount of $534,574, plus 4.0% interest accruing annually, payable in equal monthly installments over an eighteen-month period commencing on April 29, 2010, four months after the Closing of the Purchase Agreement, and guaranteed by each of James Embley, William Pirrone and Eric Holzworth, and (v) additional earn-out amounts, contingent upon the performance of certain projects following the Closing Date.   In addition, Purchaser released the Company from any obligations relating to earn-out payments contemplated by the original acquisition agreement and each of James Embley, William Pirrone and Eric Holzworth entered into separation and release agreements with the Company.

A copy of the Purchase Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2009 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress International Group, Inc.

Date: December 30, 2009	By:	/s/ Timothy C. Dec
Timothy C. Dec
Chief Financial Officer